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                                                                      Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT

                           Year Ended August 31, 1998



        Wholly owned subsidiaries of the registrant are:

               Penford Products Co.
                 incorporated under the laws of the State of Delaware

               Penford Export Corporation

        All subsidiaries are included in the consolidated financial statements.